Exhibit (h)(4)

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the ____ day of ___________, 2024, by and between STATE STREET BANK AND TRUST COMPANY, Massachusetts trust company having its principal office and place of business at One Lincoln Street, Boston, Massachusetts 02111 (“State Street” or the “Transfer Agent”), and TCW ETF TRUST, a Delaware business trust having its principal office and place of business at 515 South Flower Street, Los Angeles, California 90071 (the “Trust”).

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust intends to initially offer Shares in one or more series, each as named in the attached Schedule A, which may be amended by the parties from time to time (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 11 of this Agreement, being herein referred to as a “Fund,” and collectively as the “Funds”);

WHEREAS, each Fund will issue and redeem Shares only in aggregations of Shares known as “Creation Units” as described in the currently effective prospectus and statement of additional information of the Trust (collectively, the “Prospectus”);

WHEREAS, only those entities (“Authorized Participants”) that have entered into an Authorized Participant Agreement with the distributor of the Trust, currently Foreside Financial Services, LLC (the “Distributor”), are eligible to place orders for Creation Units with the Distributor;

WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”) or its nominee will be the record or registered owner of all outstanding Shares;

WHEREAS, Trust desires to appoint Transfer Agent to act as its transfer agent, dividend disbursing agent and agent in connection with certain other activities; and Transfer Agent is willing to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, agree as follows:

1.	TERMS OF APPOINTMENT

1.1	Subject to the terms and conditions set forth in this Agreement, the Trust and each Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Creation Units and dividend disbursing agent of the Trust and each Fund.

1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Trust and each Fund, as applicable, and the Transfer Agent (the “Procedures”), the Transfer Agent shall:

(i)	establish each Authorized Participant’s account in the applicable Fund on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Authorized Participant;

(ii)	receive and process orders for the purchase of Creation Units from the Distributor or the Trust, and promptly deliver payment and appropriate documentation thereof to the custodian of the applicable Fund as identified by the Trust (the “Custodian”);

(iii)	generate or cause to be generated and transmitted confirmation of receipt of such purchase orders to the Authorized Participants and, if applicable, transmit appropriate trade instruction to the National Securities Clearance Corporation (“NSCC”);

(iv)	receive and process redemption requests and redemption directions from the Distributor or the Trust and deliver the appropriate documentation thereof to the Custodian;

(v)	with respect to items (i) through (iv) above, the Transfer Agent may execute transactions directly with Authorized Participants;

(vi)	at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies, if any, to the redeeming Authorized Participant as instructed by the Distributor or the Trust;

(vii)	prepare and transmit by means of DTC’s book-entry system payments for any dividends and distributions declared by the Trust on behalf of the applicable Fund;

(viii)	record the issuance of Shares of the applicable Fund and maintain a record of the total number of Shares of each Fund which are issued and outstanding; and provide the Trust on a regular basis with the total number of Shares of each Fund which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust and each Fund; and, excluding DTC or its nominee as the record or registered owner, the Transfer Agent shall have no obligations or responsibilities to account for, keep records of, or otherwise related to, the beneficial owners of the Shares;

(ix)	maintain and manage, as agent for the Trust and each Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Creation Unit purchases and redemptions and the payment of a Fund’s dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law;

(x)	process any request from an Authorized Participant to change its account registration; and

(xi)	except as otherwise instructed by the Trust, the Transfer Agent shall process all transactions in each Fund in accordance with the procedures mutually agreed upon by the Trust and the Transfer Agent with respect to the proper net asset value to be applied to purchase orders received in good order by the Transfer Agent or by the Trust or any other person or firm on behalf of such Fund or from an Authorized Participant before cut-offs established by the Trust. The Transfer Agent shall report to the Trust any known exceptions to the foregoing.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)	The Transfer Agent shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Transfer Agent’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

(ii)	DTC and NSCC. The Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts, and the purchase and redemption of Creation Units in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTC or NSCC on behalf of Authorized Participants; and (b) issue instructions to a Fund’s banks for the settlement of transactions between the Fund and DTC or NSCC (acting on behalf of the applicable Authorized Participant).

1.4	Authorized Persons. The Trust and each Fund, hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, including the Distributor, as provided, or agreed to by the Trust and as may be amended from time to time, in receiving instructions to issue or redeem Creation Units. The Trust and each Fund, agrees and covenants for itself and each such authorized person that any order or sale of or transaction in Creation Units received by it after the order cut-off time as set forth in the Prospectus or such earlier time as designated by such Fund (the “Order Cut-Off Time”), shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Fund’s then-effective Prospectus, and the Trust or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5	Anti-Money Laundering and Client Screening. With respect to the Trust’s or any Fund’s offering and sale of Creation Units at any time, and for all subsequent transfers of such interests, the Trust or its delegate shall, to the extent applicable, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and Creation Units and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Creation Units or Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Trust shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6	State Transaction (“Blue Sky”) Reporting. If applicable, the Trust shall be solely responsible for its “blue sky” compliance and state registration requirements.

1.7	Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust, a Fund, any Creation Units, any Shares, a beneficial owner thereof, an Authorized Participant or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Trust to notify the Transfer Agent of the obligations imposed on the Trust, a Fund, the Creation Units, the Shares, or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.8	The Transfer Agent shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

2.	FEES AND EXPENSES

2.1	Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Transfer Agent shall be entitled to receive the fees and expenses set forth in a written fee schedule.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Trust that:

3.1	It is a trust company duly organized and existing under the laws of the Commonwealth of Massachusetts.

3.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRUST AND THE FUNDS

The Trust and each Fund represents and warrants to the Transfer Agent that:

4.1	The Trust is a business trust duly organized, existing and in good standing under the laws of the state of its formation.

4.2	The Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3	All requisite proceedings have been taken to authorize the Trust to enter into, perform and receive services pursuant to this Agreement and to appoint the Transfer Agent as transfer agent of the Trust and the Funds.

4.4	The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

4.5	A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

4.6	Where information provided by the Trust or the Authorized Participants includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Transfer Agent may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information of investors may be accessed by national security authorities, law enforcement and courts. The Transfer Agent shall be kept indemnified by and be without liability to the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.	DATA ACCESS AND PROPRIETARY INFORMATION

5.1	The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed Authorized Participant information or the confidential information of the Trust. The Trust and each Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its officers and trustees and their agents, to:

(i)	use such programs and databases solely on the Trust’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Trust and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)	refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)	refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Trust’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow the Trust or such agents to have access only to those authorized transactions agreed upon by the Trust and the Transfer Agent;

(vi)	honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2	Proprietary Information shall not include all or any portion of any of the foregoing items that (1) are or become publicly available without breach of this Agreement; (ii) that are released for general disclosure by a written release by the Transfer Agent; or (iii) that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3	If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use commercially reasonable efforts to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4	If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Creation Units, or (ii) transmit Authorized Participant information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

6.	STANDARD OF CARE / LIMITATION OF LIABILITY

6.1	Standard of Care. The Transfer Agent shall at all times act in good faith in its performance of all services provided under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its gross negligence, willful default, or fraud in the performance of its obligations set out in this Agreement. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

6.2	Liability Cap. Subject to the other provisions of this Section and to the fullest extent permitted by law, the maximum aggregate liability of the Transfer Agent to the Trust during the Term and thereafter, arising from or in connection with this Agreement, regardless of the type or cause of action or number of causes of action, whether in contract, tort (including negligence of any kind), misrepresentation, warranty, strict liability, indemnity or other legal or equitable grounds in respect of any and all losses will be limited to and will not exceed a sum equal to one hundred percent (100%) of the total aggregate amount of the fees paid and/or payable by the Trust to the Transfer Agent in respect of the Services under the Agreement in the twelve (12) month period immediately prior to the first event, act, or omission giving rise to the claim or, during the first twelve months following the Agreement Effective Date. The foregoing liability cap shall not apply to Losses incurred by the Transfer Agent resulting from the Transfer Agent’s gross negligence, willful misconduct, or fraud under this Agreement.

6.3	Mutual Exclusion of Indirect and Other Loss. TO THE FULLEST EXTENT PERMITTED UNDER LAW, IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES OR DELEGATES, BE LIABLE FOR: (A) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY OR ENHANCED DAMAGES OF ANY KIND OR NATURE WHATSOEVER; OR (B) LOSS OF REVENUE, PROFIT, GOODWILL, REPUTATION, BUSINESS OR INVESTMENT OPPORTUNITY, ANTICIPATED SAVINGS; OR (C) LOSSES ARISING FROM ANY SPECIAL CIRCUMSTANCE OF THE OTHER PARTY OR ANY PERSON ARISING UNDER THIS AGREEMENT OR UNDER LAW OR OTHERWISE IN CONNECTION WITH, OR IN ANY WAY RELATED TO, THIS AGREEMENT; IN EACH CASE WHETHER OR NOT SUCH PARTY OR ITS DELEGATES OR AFFILIATES HAVE BEEN ADVISED OF OR OTHERWISE MIGHT OR SHOULD HAVE ANTICIPATED, THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES. THE EXCLUSIONS OF LIABILITY IN THIS SECTION WILL APPLY REGARDLESS OF THE FORM OR TYPE OF ACTION IN WHICH A CLAIM IS BROUGHT OR UNDER WHICH IT IS MADE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE OF ANY KIND), WARRANTY, STRICT LIABILITY, INDEMNITY OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, AND WILL SURVIVE FAILURE OF AN EXCLUSIVE REMEDY.

7	INDEMNIFICATION

7.1	The Transfer Agent and its affiliates, including their respective officers, directors, employees and agents (the “Indemnitees”), shall not be responsible for, and the Trust and each Fund shall indemnify and hold the Indemnitees harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which one of the Indemnitees is a named party), payments, expenses and liability arising out of or attributable to:

(i)	all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without gross negligence or willful misconduct;

(ii)	the Trust’s breach of any representation, warranty, or covenant of the Trust hereunder;

(iii)	the Trust’s lack of good faith, gross negligence, or willful misconduct;

(iv)	reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors in physical form, or by machine readable input, facsimile, electronic data entry, electronic instructions or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Trust or its officers or the Trust’s agents or subcontractors or their officers or employees; (c) any instructions or opinions of legal counsel to the Trust or any Fund with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by the Trust or Fund after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)	the offer or sale of Creation Units in violation of any requirement under federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Creation Units;

(vi)	the negotiation and processing of any checks, wires, and ACH transmissions, including without limitation, for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent;

(vii)	all actions relating to the transmission of Trust, Creation Unit or Authorized Participant data through the NSCC clearing systems, if applicable; and

(viii)	any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

7.2	At any time the Transfer Agent may apply to any officer of the Trust for instructions, and may consult with legal counsel (which may be Trust counsel) with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Trust and the applicable Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust or the applicable Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Trust and the Funds, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

8.	ADDITIONAL COVENANTS OF THE TRUST AND THE TRANSFER AGENT

8.1	Delivery of Documents. The Trust shall promptly furnish to the Transfer Agent the following:

(i)	A copy of the resolution of the Board of Trustees of the Trust certified by the Trust’s Secretary authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

8.2	Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms, and devices.

8.3	Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. In furtherance of the Trust’s compliance with the requirements of Section 31 of the 1940 Act and the Rules thereunder, the Transfer Agent agrees that any records relating to the services provided to the Trust and Funds hereunder shall be made available upon reasonable request and preserved for the periods prescribed by the applicable Rules unless such records are earlier surrendered to the Trust or Funds. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent. In the event that the Transfer Agent is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Transfer Agent’s personnel as witnesses or deponents, the Trust agrees to pay the Transfer Agent for the Transfer Agent’s time and expenses, as well as the fees and expenses of the Transfer Agent’s counsel, incurred in such production.

9.	CONFIDENTIALITY AND USE OF DATA

9.1	Confidentiality

9.1.1	All information provided by or on behalf of a party (the “Disclosing Party”) to the other party (the “Receiving Party”) or otherwise collected by a Receiving Party under or pursuant to this Agreement that is marked “confidential,” “restricted,” “proprietary” or with a similar designation, or that the Receiving Party knows or reasonably should know is confidential, proprietary or a trade secret will be treated as confidential (“Confidential Information”). The terms and conditions of this Agreement will be treated as each party’s Confidential Information as if each party is the Disclosing Party of such information.

9.1.2	Confidential Information will not include information that: (a) is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement; (b) was known to the Receiving Party (without an obligation of confidentiality) prior to its disclosure; (c) is independently developed by the Receiving Party without the use of other Confidential Information; or (d) is rightfully obtained on a non-confidential basis from a third party source.

9.2	Use of Confidential Information and Data

9.2.1	Use of Confidential Information and Data generally. Subject to this Section 9.2 and Section 9.3, all Confidential Information, including Data, will be used by the Receiving Party for the purpose of providing or receiving services, as applicable, pursuant to this Agreement or otherwise discharging its obligations under this Agreement.

9.2.2	Use of Data for Indicators. The Transfer Agent and its Affiliates may use Data to develop, publish or otherwise distribute to third parties certain investor behaviour “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information relating to other customers of the Transfer Agent and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution to or identification of such Data with the Trust, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Transfer Agent publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

9.2.3	Economic benefit from Indicators. The Trust acknowledges that the Transfer Agent may seek and realize economic benefit from the publication or distribution of the Indicators.

9.3	Disclosure of Confidential Information and Data

9.3.1	Disclosure of Confidential Information to Representatives. The Receiving Party may disclose Confidential Information of the Disclosing Party to its attorneys, accountants, auditors, consultants and other similar advisors that have a reasonable need to know such Confidential Information (“Representatives”) without the consent of the Disclosing Party, provided, however, that such Confidential Information is disclosed under obligations of confidentiality that prohibit the disclosure or use of such Confidential Information by the Representatives for any purpose other than the specific engagement with the Receiving Party, and provided further that, in the case of disclosure by the Trust as a Receiving Party, (i) such disclosure is solely for the purposes of advising the Trust with respect to their respective receipt of the Services, and (ii) the Representatives are not a State Street Competitor. The Parties acknowledge that use of Confidential Information by a Representative, whether in aggregated or anonymized form or otherwise, to represent any of its other clients in dealing with the Disclosing Party would constitute a breach of this Section 9.3. In circumstances where the Transfer Agent is the Receiving Party, the term “Representatives” will include its Affiliates and Delegates (as defined below).

9.3.2	Subject to this Section, all Confidential Information will be used by the Receiving Party for the purpose of providing or receiving Services or otherwise discharging its obligations and exercising its rights under this Agreement.

9.3.3	The Receiving Party will not have breached its obligations under this Agreement by disclosing Confidential Information in connection with the performance of its obligations or the exercise of its rights under this Agreement or pursuant to any Proper Instruction or to the extent such disclosure is required to satisfy any legal requirement (including, in response to any court-issued orders, legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar processes or to satisfy the requirements of any applicable regulatory authority or requests by market infrastructure). Notwithstanding the foregoing, Trust may not disclose any Confidential Information to any third party or any Affiliate that is a State Street Competitor.

9.3.4	Except as otherwise set out in, and subject to, this Section, Confidential Information will not be disclosed by the Receiving Party to any third party without the prior consent of the Disclosing Party.

9.3.5	Disclosure and Use of Confidential Information by Transfer Agent. The Transfer Agent may disclose and permit use (as applicable) of Confidential Information of the Trust without the prior consent of the Trust:

9.3.5.1	to its Affiliates and Delegates in connection with the provision of services, or the discharge of its obligations under this Agreement or otherwise in accordance the standard set out in Section ___ or the carrying out of any Proper Instruction;

9.3.5.2	to any market infrastructure providers in accordance with the standard practices or requirements of such market infrastructure provider or otherwise to market counterparties (e.g., broker-dealers and foreign exchange dealers) in connection with the settlement, holding or administration of cash, securities, or other assets of the Trust; and

9.3.5.3	to its Affiliates in connection with the management of the businesses of the Transfer Agent and its Affiliates, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance, and client service management, provided, however, that such Confidential Information is disclosed under obligations of confidentiality or in a manner consistent with standard industry practice.

9.3.6	Confidential Information and Cloud Computing and Storage. Each Party may, to the extent consistent with its rights under its agreements with the relevant third parties, store Confidential Information with third-party providers of information technology services, and permit access to Confidential Information by such third-party providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support, provided, however, such Confidential Information is disclosed under obligations of confidentiality.

9.3.7	Disclosure of Confidential Information to comply with law. The Receiving Party may disclose the Confidential Information of the Disclosing Party to the extent such disclosure is required to satisfy any legal requirement, including in response to court-issued orders, investigative demands, subpoenas, audits or examinations or other similar processes or to satisfy the requirements of any applicable regulatory authority, or requests by market infrastructure.

9.3.8	Harm of Unauthorized Disclosure of Confidential Information. Each Party acknowledges that the disclosure to any non-authorized third party of Confidential Information or the use of Confidential Information in breach of this Agreement, may immediately give rise to continuing irreparable injury inadequately compensable in damages at law, and in such cases the Receiving Party agrees to waive any defense that an adequate remedy at law is available if the Disclosing Party seeks to obtain injunctive relief against any such breach or any threatened breach.

9.3.9	Responsibility for Representatives. Each Party will be responsible for any use or disclosure of Confidential Information of the Disclosing Party in breach of this Agreement by its Representatives as though such Party had used or disclosed such Confidential Information itself.

Except as otherwise expressly contemplated by this Agreement, nothing in this Section will limit the data-privacy obligations of either party under Applicable Law.

10.	TERM AND TERMINATION

10.1	Term. This Agreement will commence on the Effective Date and will continue in full force and effect for a period of five (5) years from the Effective Date (the “Initial Term”), unless terminated earlier in accordance with this Section. Upon expiration of the Initial Term, this Agreement shall be automatically renewed for additional periods of one (1) year each (each, a “Renewal Term”, and all collectively, including the Initial Term, shall be referred to as the “Term”), unless either party provides written notice to the other party of its intent to not renew at least one hundred and eighty (180) days prior to the expiration of the then-current Term, or unless otherwise terminated earlier in accordance with the Agreement.

10.2	Neither Party may terminate this Agreement, any Schedule, or any Service prior to the expiry of the Term for any reason other than as expressly permitted by the terms of this Agreement.

10.3	Termination for Cause. Each party to this Agreement may terminate this Agreement with immediate effect on written notice to the other party if:

10.3.1	the other party is subject to an Insolvency Event;

10.3.2	the other party commits any material breach of:

(i)	applicable law that has a material and negative impact on the non-breaching party;

(ii)	its information security obligations in this Agreement; or

(iii)	this Agreement,

provided, however, in each case above, if the material breach is capable of remedy, that material breach has not been remedied by the other party within sixty (60) days of written notice by the first party or, if such breach is not capable of remedy within such sixty (60) day period, a reasonable time mutually agreed to in writing by the relevant parties, provided, however, that the other party commences to cure such breach within such sixty (60) day period and diligently pursues the cure of such breach to completion.

10.4	Remedial Plan. If a party acting in good faith believes the other party has committed a material breach of this Agreement, such party will, prior to exercising its right under Section 10.3, escalate the matter by written notice given to the breaching party for good faith discussion and resolution. If after thirty (30) Business Days following such written notice, the parties have not agreed to a remedial plan, such party may proceed to provide the other party of written notice of material breach of the Agreement.

11.	Additional Funds

In the event that the Trust establishes one or more series of Shares in addition to the Funds listed on the attached Schedule A, with respect to which the Trust desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

12.	assignment

12.1	Assignment and Successors. This Agreement may not be assigned or transferred by the Trust (including as may occur as a result of any change of control of the Trust or other operation of law), without the prior written consent of the Transfer Agent. This Agreement may not be assigned or transferred by the Transfer Agent without the prior written consent of the Trust, except that the Transfer Agent may assign or transfer this Agreement to a successor of all, or a substantial portion of, its business and assets (including a bridge bank or similar entity) that provides the services, or to one of its affiliates. Where required, such transferee shall be a duly registered transfer agent pursuant to Section 17A(c)(2) of the 1934 Act. The terms of this Agreement are binding on and will inure to the benefit of the Trust and the Transfer Agent and their respective successors and permitted assigns.

13.	DELEGATION; SUBCONTRACTORS

13.1	Use of Delegates. The Transfer Agent has the right, without prior notice to or the consent of the Trust, to employ Delegates to provide or assist it in the provision of all or any part of the Services. Unless otherwise agreed in a fee schedule, the Transfer Agent will be responsible for the compensation of its Delegates. Where required, such Delegate shall be a duly registered transfer agent pursuant to Section 17A(c)(2) of the 1934 Act.

13.2	Provision of Information Regarding Delegates. The Transfer Agent will provide or make available to the Trust on a quarterly or other periodic basis information regarding its global operating model for the delivery of the Services, which information will include the identities of Delegates affiliated with the Transfer Agent that perform or may perform any part of the Services, and the locations from which such Delegates perform Services, as well as such other information about its Delegates as the Trust may reasonably request from time to time.

13.3	Responsibility for Delegates. The Transfer Agent will be responsible for the Services delivered by, and the acts and omissions of, any such Delegate as if the Transfer Agent had committed such acts and omissions itself.

13.4	Sole Point of Contact. Unless otherwise agreed by the Parties, the Transfer Agent will remain the sole point of contact for the Trust regarding any Services provided by the Delegates.

14.	miscellaneous

14.1	Amendment. This Agreement may be amended by a written agreement executed by both parties.

14.2	Governing Law and Jurisdiction. (a) This Agreement and the construction, performance, and validity of this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law principles of the Commonwealth of Massachusetts, and both parties submit to the exclusive jurisdiction of the state or Federal courts located in the Commonwealth of Massachusetts.

(b) In the event of a dispute, both parties irrevocably waive, to the fullest extent they may effectively do so, the defenses of an inconvenient forum to the maintenance of such action or proceeding or the absence of any personal jurisdiction with respect to such party and all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, attachment (both before and after judgment), and execution to which it might otherwise be entitled in any action or proceeding in the state or Federal courts sitting in the Commonwealth of Massachusetts, and agree that they will not raise, claim or cause to be pleaded any such immunity at or in respect of such action or proceeding. The parties irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at its address specified on Schedule 2. The parties agree that a final judgment in any such action or proceeding, all appeals having been taken or the time period for such appeals having expired, will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

14.3	Force Majeure. The Transfer Agent shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, acts of war or terrorism, pandemics, governmental actions or communication disruption.

14.4	Data Protection. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes, or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state, or local government records lawfully made available to the general public.

14.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

14.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

14.8	Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. The failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies. No single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.

14.9	Entire Agreement. This Agreement and any schedules, exhibits, attachments, or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

14.10	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

14.11	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments, and amendments hereto may be reproduced by any photographic, photostatic, digital or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.12	Notices. Any notice instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

Attention: Andrea Sharp

Address: 2495 Natomas Park Drive, Ste. 400, Sacramento, CA 95833

Telephone No: (916) 319-6688

Email: andrea.sharp@statestreet.com

With a copy to:

State Street Bank and Trust Company

1 Congress Street, Boston, MA 02114-2016

Attention: Legal Department

(b)	If to the Trust, to:

TCW ETF Trust

Attention: Peter Davidson

Address: 515 South Flower Street, Los Angeles, CA 90071

Telephone No: (213) 244-0533

Email: peter.davidson@tcw.com

14.13	Interpretive and Other Provisions. In connection with the operation of this Agreement, the Transfer Agent, and the Trust on behalf of each of the Funds, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

State Street Bank and Trust Company

By:
Name:
Title:

TCW ETF TRUST

By:
Name:
Title:

Schedule A

LIST OF FUNDS

Fund Name	Jurisdiction
TCW Multisector Credit Income ETF	Delaware
TCW AAA CLO Bond ETF
TCW Flexible Income ETF
TCW Senior Loan ETF
TCW Investment Grade Credit ETF
TCW High Yield Bond ETF

Sch. A-1